                                                                     EXHIBIT 3.1

                           CERTIFICATE OF INCORPORATION

                                       OF

                           U.S. AUDIOTEX CORPORATION

                                   ARTICLE I


                                      NAME

   The name of the corporation is U.S. Audiotex Corporation (the "Corporation").

                                  ARTICLE II


                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

          The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III


                                    PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "Corporation Law").

                                  ARTICLE IV


                                    POWERS

          The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Corporation Law.

                                   ARTICLE V


                                 CAPITAL STOCK

Section 1. Authorization. The aggregate number of shares of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares of common stock having a par value of $.01 per share (the "Common Stock"). For purposes of this Article V, references to "the Certificate of Incorporation of the Corporation" shall refer to this Certificate of Incorporation as the same may be amended from time to time.

Section 2. Common Stock. The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote. Except as otherwise provided by law, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the Certificate of Incorporation or bylaws of the Corporation, be entitled to vote.

                                  ARTICLE VI


                        NAME AND ADDRESS OF INCORPORATOR

          The name and address of the incorporator is Dennis J. Block, Esq., 100 Maiden Lane, New York, New York 10038.

                                  ARTICLE VII


                               BOARD OF DIRECTORS
        Section 1. Number of Directors. The number of Directors shall be fixed by the bylaws of the Corporation, but shall not be less than three nor more than nine.

        Section 2. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and the Certificate of Incorporation and the bylaws of the Corporation. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

(a) adopt, amend, alter, change or repeal bylaws of the Corporation; provided, however, that no bylaw hereafter adopted shall invalidate any prior act of the Corporation that would have been valid if such new bylaws had not been adopted;
(b) subject to the bylaws as from time to time in effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board of Directors meetings, as well as other notice requirements for, and the manner of taking, Board of Directors action; and
(c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the Corporation Law and the Certificate of Incorporation and bylaws of the Corporation.

        Section 3. Vacancies. Except as otherwise required by law, any vacancy in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), by resolution adopted by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum (or by a sole remaining director); provided, however, that if not so filled, any such vacancy shall be filled by the stockholders at the next annual meeting or at a special meeting called for that purpose. Any director so appointed shall hold office until the next meeting of stockholders at which such director would be elected and until his or her successor is elected and qualified.

        Section 4. Removal of Directors. Any director (including all members of the Board of Directors) may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. For the purposes of this Section 4, "cause" shall mean the willful and continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

                                 ARTICLE VIII


                STOCKHOLDER ACTIONS AND MEETINGS OF STOCKHOLDERS

          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent in lieu of a meeting of such holders; provided, however, that this sentence shall only be applicable if a class of equity securities of the Corporation is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors of the Corporation or the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Elections of directors need not be by written ballot, unless otherwise provided in the bylaws. For purposes of all meetings of stockholders, a quorum shall consist of a majority of the shares entitled to vote at such meeting of stockholders, unless otherwise required by law.

                                  ARTICLE IX


                      LIMITATION ON LIABILITY OF DIRECTORS

          No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including, without limitation, for serving on a committee of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                   ARTICLE X


                         CERTAIN BUSINESS COMBINATIONS

Section 1. Vote Required for Certain Business Combinations. Except as otherwise expressly provided in Section 2 of this Article, in addition to any affirmative vote required by law or by any other provision of the Certificate of Incorporation of the Corporation, the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock (as defined below) of the Corporation voting together as a single class shall be required for the approval or authorization of any Business Combination (as defined below) of the Corporation with any Related Person (as defined below). For the purpose of this Article:

        (a) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a Subsidiary (as defined below) of the Corporation with or into a Related Person or of a Related Person with or into the Corporation or a Subsidiary of the Corporation; (ii) any sale, lease, exchange, transfer, or other disposition, including, without limitation, a mortgage or any other hypothecation or transfer as collateral, of all or any Substantial Part (as defined below) of the assets either of the Corporation (including, without limitation, any voting securities of a Subsidiary) or of a Subsidiary of the Corporation to a Related Person; (iii) the issuance of any securities (other than by way of a distribution to stockholders made pro rata to all holders of the class of stock to receive the distribution) of the Corporation or a Subsidiary of the Corporation to a Related Person; (iv) the acquisition by the Corporation or a Subsidiary of the Corporation of any securities of a Related Person; (v) any recapitalization that would have the effect, directly or indirectly, of increasing the voting power of a Related Person; (vi) any merger of the Corporation into a Subsidiary of the Corporation; or (vii) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

        (b) The term "Continuing Director" shall mean any member of the Board of Directors who is neither Affiliated (as defined below) nor Associated (as defined below) with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then members of the Board of Directors.

        (c) The term "Related Person" shall mean and include any individual, corporation, partnership, or other person or entity which, together with its Affiliates (as defined below) and Associates (as defined below), Beneficially Owns (as defined below), in the aggregate 10% or more of the outstanding Voting Stock (as defined below) of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership, or other person or entity.

        (d) The term "Substantial Part" shall mean more than 80% of the book value of the total consolidated assets of the Corporation as reported in the consolidated financial statements of the Corporation and its Subsidiaries as of the end of its most recent fiscal year ending prior to the time as of which a Substantial Part is to be determined.

        (e) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

        (f) The terms "Affiliate" and "Associate" shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

        (g) The term "Beneficially Owns" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that, any shares of Voting Stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed Beneficially Owned by the Related Person whether immediately exercisable or exercisable within ten years of the date as of which Beneficial Ownership is to be determined.

        (h) The term "Subsidiary" with respect to the Corporation shall mean any corporation, partnership, limited liability company, business trust or similar entity in which a majority of any class of any equity security is owned directly or indirectly by the Corporation.

        Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination and such Business Combination shall require only such affirmative vote as may be required by law or by any other provision of the Certificate of Incorporation of the Corporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

        (a) the Business Combination shall have been approved by a vote of not less than a majority of the Continuing Directors; or

        (b) all of the following conditions shall have been met:

        (i) The aggregate amount of cash and the Fair Market Value (as defined below) as of the date of the consummation of the Business Combination of the consideration, other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                    (A) if applicable, the highest price per share (including
                any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Related Person for any shares of Common Stock acquired by it (1) within the two year period immediately prior to the first public announcement of the proposal of the

                Business Combination (the "Announcement Date") or (2) in the transaction in which it became a Related Person; or

                     (B) the Fair Market Value per share of Common Stock on the
                Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to in this Article as the "Determination Date"), whichever is higher; and

        (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of the consideration, other than cash, to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b)(ii) shall be required to be met with respect to every class or series of outstanding capital stock of the Corporation other than Common Stock, whether or not the Related Person has previously acquired any shares of such class or series of Voting Stock):

                     (A) if applicable, the highest per share price (including
                any brokerage commission, transfer taxes, and soliciting dealers' fees) paid by the Related Person for any shares of such class or series of Voting Stock acquired by it (1) within the two year period immediately prior to the Announcement Date or
                (2) in the transaction in which it became a Related Person, whichever is higher; or

                     (B) if applicable, the redemption price of the shares of
                such class or series, or if such shares have no redemption price, the highest amount per share which such class or series would be entitled to receive upon liquidation of the Corporation on the Announcement Date or the Determination Date, whichever is higher; or

                      (C) the Fair Market Value per share of such class or
                series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

        (iii) the consideration to be received in such Business Combination by holders of each class or series of outstanding Voting Stock (including Common stock) shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of Voting Stock; provided, however, that if the Related Person has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it; and


        (iv) a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, shall have been mailed to public stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination and shall have contained at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of the Business Combination, from the point of view of the remaining public stockholders of the Corporation (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for their services by the Corporation upon receipt of the opinion); provided, however, that this clause (iv) shall only be applicable if a class of equity securities of the Corporation is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

        Section 3. Certain Definitions and Additional Provisions. For the purposes of this Article:

        (a)  "Fair Market Value" shall mean:

        (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq National Market or any quotations system then generally in use, or, if no such quotations are available, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith, which determination shall be final; and

        (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Continuing Directors in good faith, which determination shall be final.

        (b) The Board of Directors, with the approval of a majority of the total number of Continuing Directors, shall have the power and duty to determine, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a person is a Related Person, (ii) the number of shares of Voting Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the applicable conditions set forth in paragraph (b) of Section 2 of this Article have been met with respect to any Business Combination, and (v) whether the proposed transaction is a Business Combination. Any such determinations shall be final.


        Section 4. Amendment of this Article. This Article may be amended, altered, changed, or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Voting Stock voting together as a single class unless the proposed amendment, alteration, change, or repeal has been recommended to the stockholders by the Board of Directors with the approval of at least two-thirds of the Continuing Directors, in which event the proposed amendment, alteration, change, or repeal shall require for approval the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Voting Stock, voting as a single class.

                                  ARTICLE XI


                                    BYLAWS

          The Board of Directors shall have the power to adopt, amend, alter, change or repeal bylaws of and for the Corporation by the affirmative vote of 66 2/3% of the members then in office. The affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend, alter, change or repeal bylaws of the Corporation (notwithstanding the fact that approval by a lesser percentage may be permitted by the Corporation Law).

                                  ARTICLE XII


                   AMENDMENT OF CERTIFICATE OF INCORPORATION

          The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation of the Corporation in any manner permitted by the Corporation Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, and except as may otherwise be provided in Article V or X hereof, any such amendment, alteration, change or repeal shall require approval of both (i) the Board of Directors by the affirmative vote of a majority of the members then in office and (ii) the holders of a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except that any proposal to amend, alter, change or repeal the provisions of Section 4 of Article VII, Article VIII, Article XI and this Article XII shall require the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          In Witness Whereof, the undersigned has signed this Certificate of Incorporation on August 24, 1999.

                                 By: /s/ Dennis J. Block
                                    -------------------------------------------
                                    Dennis J. Block, Esq.
                                    Sole Incorporator